Exhibit 10.4

Project Velocity

Summary of Principal Terms and Conditions

Borrower:	Dave & Buster’s, Inc., a Missouri corporation (the “Borrower”).
Holdings:	Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:	Deutsche Bank AG New York Branch will act as administrative agent and collateral agent for the Term B Facility (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower (collectively, the “Lenders”), and will perform the duties customarily associated with such roles.
Lead Arrangers:	DBSI, JPM and BMO (and, if applicable, each financial institution appointed as an “Additional Arranger” pursuant to the Commitment Letter) will act as joint lead arrangers and joint bookrunners for the Term B Facility (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.
Term B Facility:	A senior secured term loan B facility in an aggregate principal amount of up to $850.0 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provision” in the Fee Letter (the “Term B Facility” and the loans thereunder, the “Term B Loans”). The Term B Loans will be funded in full on the Closing Date in United States Dollars.

Incremental Facilities:	The Borrower will be permitted to increase the Term B Facility and/or add one or more additional term loan credit facilities (collectively, the “Incremental Facilities”);
provided that:
(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the sum of (x) the greater of $470.0 million and 1.00x of EBITDA on a Pro Forma Basis (each such term to be defined in the Term B Facility Documentation consistent with the Documentation Considerations) for the most recently ended four fiscal quarter period (this clause (x), the “Incremental Starter Amount”) plus (y) any amounts so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof), (i) in the case of loans under such Incremental Facilities secured by liens on the Collateral (as defined in the Existing Credit Agreement) that rank pari passu with the liens on the Collateral securing the Term B Facility, the ratio of funded debt outstanding under the Term B Facility plus all other funded debt outstanding that is secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral securing the Term B Facility (net of unrestricted cash and cash equivalents) to EBITDA (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis will be no greater than 3.50:1.00 (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and, in the case of any Incremental Facility to be tested on the date of establishment rather than incurrence, assuming that such Incremental Facility was fully drawn on the date of establishment thereof), (ii) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the Term B Facility, the ratio of all funded debt outstanding that is secured by a lien on the Collateral (net of unrestricted cash and cash equivalents) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis will be no greater than 4.00:1.00 (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and, in the case of any Incremental Facility to be tested on the date of establishment rather than incurrence, assuming that such Incremental Facility was fully drawn on the date of establishment thereof) and (iii) in the case of any Incremental Facilities that are unsecured, either (1) the ratio of EBITDA to total cash interest expense (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00 or (2) the ratio of all funded debt outstanding (net of unrestricted cash and cash equivalents) to EBITDA (the “Net Total Leverage Ratio”) on a Pro Forma Basis will be no greater than 4.00:1.00 (calculated on the date of incurrence without netting the cash proceeds of such Incremental Facility on the date of incurrence and, in the case of any Incremental Facility to be tested on the date of establishment rather than incurrence, that such Incremental Facility was fully drawn on the date of establishment thereof); provided that, with respect to any Incremental Facility incurred in connection with an acquisition or investment, the requirements of this clause (y) shall be satisfied if, with respect to the type of debt being incurred, the applicable ratio set forth in clause (y) is satisfied or is no worse on a Pro Forma Basis than such ratio in effect immediately prior to such acquisition or investment (this clause (y), the “Ratio-Based Incremental Amount”) plus (z) the aggregate amount of any voluntary prepayments, reductions, repurchases, redemptions and other retirements of the Term B Facility after the Closing Date and prior to such time, except to the extent funded with the proceeds of long-term indebtedness;
(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but, in any event, if any such Incremental Facility is established for a purpose other than an acquisition or investment that is permitted by the Term B Facility Documentation, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) the loans under such Incremental Facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security with the liens on the Collateral securing the Term B Facility or be unsecured; provided, that, (A) if such additional credit facilities rank junior in right of security with the liens on the Collateral securing the Term B Facility or are unsecured, (x) such additional credit facilities will be established as a separate facility (and pursuant to separate documentation) from the Term B Facility, (y) in the case of Incremental Facilities that rank junior in right of security with the liens on the Collateral securing the Term B Facility (“Junior Incremental Facilities”), such Incremental Facilities shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (z) for the avoidance of doubt, such Incremental Facilities will not be subject to clause (vii) below and (B) there shall be no borrowers or guarantors in respect of such Incremental Facilities that are not the Borrower or a Guarantor (as defined below), and such Incremental Facilities shall not be secured by any assets that do not constitute Collateral;
(iv) [reserved];

(v) the loans under the Incremental Facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term B Facility and all other terms of any such Incremental Facility (other than pricing, amortization, maturity, participation in mandatory prepayments or ranking as to security) shall be substantially similar to the Term B Facility or otherwise reasonably acceptable to the Administrative Agent;

(vi) with respect to mandatory prepayments of Incremental Facilities, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term B Facility (and, in the case of Junior Incremental Facilities, shall participate on a junior basis to the Term B Facility); and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, ticking, commitment, amendment and arranger fees or similar fees) of any Incremental Facility that is a broadly syndicated floating rate Incremental Facility that is in an aggregate principal amount in excess of the greater of 1.00x of EBITDA on a Pro Forma Basis for the most recently ended four fiscal quarter period and $470.0 million (the “MFN De Minimis Amount Exception”) and secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Term B Facility exceeds the “yield” on the Term B Facility by more than 75 basis points, the applicable margins for the Term B Facility shall be increased to the extent necessary so that the “yield” on the Term B Facility is 75 basis points less than the “yield” on such Incremental Facility; provided that, if Adjusted Term SOFR (as defined in Annex I hereto) in respect of such Incremental Facility includes a floor greater than the floor applicable to the Term B Facility and such floor is greater than Adjusted Term SOFR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted Term SOFR) shall be equated to interest rate for purposes of determining the “yield” applicable to such Incremental Facility; provided, further, that this clause (vii) shall not be applicable to any Incremental Facility that (x) is incurred more than 12 months after the Closing Date (the “MFN Sunset Date”), (y) has a maturity date that is at least two years after the maturity date of the Term B Facility (the “MFN Maturity Exception”) or (z) is initially incurred under the Incremental Starter Amount or subclause (z) of clause (i) (the “MFN Starter Amount Exception”) (this clause (vii), the “MFN Provision”).

Purpose:	The proceeds of the Term B Loans made on the Closing Date will be used by the Borrower to finance, in part, the Transaction Costs.
Refinancing Facilities:	The Term B Facility Documentation (as defined below) will permit the Borrower to refinance loans under the Term B Facility, in whole or part, with one or more new term facilities (each, a “Refinancing Facility”), respectively, under the Term B Facility Documentation with the consent of the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the liens on the Collateral securing the Term B Facility or secured notes or loans that are junior in right of security with the liens on the Collateral securing the Term B Facility (any such notes or loans, together with any Refinancing Facility, “Refinancing Debt”); provided that (i) any Refinancing Debt does not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Debt prior to, the loans under the Term B Facility being refinanced, (ii) [reserved], (iii) there shall be no borrowers or guarantors in respect of any Refinancing Debt that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Facility or Refinancing Notes (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are substantially similar to, or not materially less favorable to the Borrower and its restricted subsidiaries than, the terms and conditions, taken as a whole, applicable to the Term B Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term B Facility or that are otherwise reasonably satisfactory to the Administrative Agent), (v) with respect to (1) Refinancing Debt (other than a Refinancing Facility) secured by liens on the Collateral or (2) any Refinancing Debt secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Term B Facility, such liens will be subject to an intercreditor agreement in form and substance reasonable satisfactory to the Administrative Agent and (vi) the aggregate principal amount of any Refinancing Debt shall not be greater than the aggregate principal amount (or committed amount) of the Term B Facility being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term B Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	The full amount of the Term B Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.
Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.
Final Maturity and Amortization:	The Term B Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term B Facility (commencing with the end of the first full fiscal quarter ending after the Closing Date), with the balance payable on the maturity date of the Term B Facility.
Guarantees:	Subject to the Limited Conditionality Provisions, all obligations of the Borrower (the “Borrower Obligations”) under the Term B Facility will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of Holdings that provides (or is required to provide) a guarantee under the Existing Credit Agreement (the “Subsidiary Guarantors”) and by Holdings (together with the Subsidiary Guarantors, the “Guarantors”), including the Target and its wholly-owned restricted subsidiaries required to provide a guarantee under the Existing Credit Agreement.
Security:

Subject to the Limited Conditionality Provisions, the Borrower Obligations and the Guarantees in respect of the Borrower Obligations will be secured on a first priority basis by the Collateral, including assets of the Target and its wholly-owned restricted subsidiaries, subject to certain exceptions to be set forth in the Term B Facility Documentation consistent with the Existing Credit Agreement.

The lien priority, relative rights and other creditors’ rights issues in respect of the credit facilities outstanding under the Existing Credit Agreement, the SSN Indenture and the Term B Facility will be set forth in that certain First Lien Intercreditor Agreement dated as of October 27, 2020 (as amended prior to the date hereof, the “Existing First Lien Intercreditor Agreement”) by and among Holdings, the Borrower, Bank of America, N.A., as credit agreement collateral agent, U.S. Bank National Association, as notes collateral agent and the other parties party thereto.

Mandatory Prepayments:	Only the following: Unless the net cash proceeds are reinvested (or committed to be reinvested) in the business or to make acquisitions or investments within 18 months (the “Asset Sale Reinvestment Period”) and, if so committed to be reinvested, are actually reinvested within six months after the end of such initial 18-month period, after certain non-ordinary course asset sales or dispositions of, or casualty events with respect to property of the Borrower or any restricted subsidiary, 100% of the net cash proceeds thereof in excess of $15.0 million per transaction and $50.0 million in the aggregate in any fiscal year (the “Asset Sale De Minimis Amount”) shall be applied to prepay the loans under the Term B Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term B Facility, subject to customary and other exceptions to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations; provided that, if at the time of receipt of the net cash proceeds from any such asset sale, other disposition or casualty event or at any time during the 18-month reinvestment period, after giving effect to such asset sale and the application of the proceeds thereof on a Pro Forma Basis, (i) the Net Total Leverage Ratio is less than or equal to 3.00:1.00, only 50% of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements or (ii) the Net Total Leverage Ratio is less than or equal to 2.50:1.00, none of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements (the “Asset Sale Step-Downs”).

In addition:

(i) beginning with the fiscal year ending December 31, 2023, subject to a minimum threshold of $10.0 million, 50% of Excess Cash Flow (to be defined in the Term B Facility Documentation consistent with the Documentation Considerations) of the Borrower and its restricted subsidiaries (stepping down to 25% and 0% at Net Total Leverage Ratio levels of 3.50: 1.00 and 3.00:1.00, respectively (the “ECF Step-Downs”)) shall be used to prepay the loans under the Term B Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens on the Collateral that secure the Term B Facility subject to an “excess cash flow” sweep; provided that any voluntary prepayments, repurchases, redemptions and other retirements of Term B Loans or up to a ratable portion of such other indebtedness made during any fiscal year (including revolving loans under the Existing Credit Agreement to the extent the commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment but excluding in all cases prepayments, repurchases, redemptions and other retirements funded with the incurrence of long-term indebtedness) shall be credited against excess cash flow prepayment obligations for such fiscal year on a Dollar-for-Dollar basis.

In addition, 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Term B Facility Documentation but including Refinancing Debt) shall be used to prepay the loans under the Term B Facility.
Notwithstanding the foregoing, each Lender under the Term B Facility shall have the right to reject its pro rata share of any mandatory prepayments described above (other than repayments pursuant to the preceding paragraph), in which case the amounts so rejected may be retained by the Borrower and used for any purpose not prohibited by the Term B Facility Documentation.
The above-described mandatory prepayments shall be applied to the scheduled amortization of Term B Loans in the order directed by the Borrower.
Prepayments attributable to foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Term B Facility Documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or (y) would result in a material adverse tax consequence to the Borrower or its restricted subsidiaries as determined in good faith by the Borrower; provided that in any event the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.
Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Term B Facility will be permitted at any time, in minimum principal amounts to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations, without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted Term SOFR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term B Facility will be applied to the scheduled amortization thereof as the Borrower may direct.
The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term B Loans that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Term B Facility subject to such Repricing Event.

 The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of long-term secured term loans that are broadly syndicated to banks and other institutional investors in financings similar to the Term B Loans bearing interest with an “effective yield” that is less than the yield applicable to the Term B Loans and (ii) any amendment to the Term B Facility which reduces the “yield” applicable to the Term B Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall include upfront fees and original issue discount on customary terms and any interest rate floor, but exclude any structuring, ticking, commitment, amendment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans), other than, in the case of each of clauses (i) and (ii), in connection with a Change in Control (to be defined in the Term B Facility Documentation consistent with the Documentation Considerations) or a Transformative Acquisition (as defined below).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Term B Facility Documentation immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Term B Facility Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and its restricted subsidiaries with adequate flexibility under the Term B Facility Documentation for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the validity of the Guarantee by Holdings and certain other customary representations to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations, Holdings), subject to exceptions and qualifications to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations: organization, existence and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws; compliance with PATRIOT Act, OFAC, ERISA, margin regulations, environmental laws, Foreign Corrupt Practices Act and laws with respect to sanctioned persons and any applicable anti-corruption laws; taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 5(ii) of Exhibit C hereto); labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as Senior Class Debt under, and as defined in, the Existing First Lien Intercreditor Agreement and designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Initial Borrowing on the Closing Date:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Term B Facility on the Closing Date shall be conditioned solely upon (a) the accuracy of the Specified Representations in all material respects and the Specified Merger Agreement Representations to the extent required by the Limited Conditionality Provisions and (b) the conditions set forth in Exhibit C to the Commitment Letter.
Conditions Precedent to all Subsequent Borrowings:	(a) Delivery of notice of borrowing, (b) accuracy of representations and warranties in all material respects and (c) absence of defaults (in each case of clauses (b) and (c), except in connection with Incremental Facilities to the extent not required by the applicable incremental assumption agreement.
Documentation:	The definitive financing documentation for the Term B Facility (the “Term B Facility Documentation”) shall, except as set forth in this Term Sheet (including, without limitation, as specified in Annex II to this Exhibit B) and as the Borrower and the Lead Arrangers agree, be (i) in the case of the definitive credit agreement, based on that certain Credit Agreement, dated as of December 1, 2009, among Seaworld Parks & Entertainment, Inc., a Delaware corporation, as the borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties party thereto (as in effect on the date of the Commitment Letter and, after giving effect to the adjustments set forth in Annex II to this Exhibit B, the “Documentation Precedent”); provided, however that the Term B Facility Documentation will (a) include an EBITDA addback consistent with the Existing Credit Agreement for costs and expenses related to Consolidated Start-Up Costs (as defined in the Existing Credit Agreement) in lieu of “Pre-Opening Expenses”, (b) include net changes in deferred amusement revenue and ticket liability reserves as non-cash charges that are added back consistent with the Existing Credit Agreement and (c) otherwise provide for calculations on a pro forma basis consistent with the Documentation Precedent, (ii) in the case of Guarantees and Collateral documentation, the related documentation for the Existing Credit Agreement, and (iii) with respect to certain exceptions and thresholds that are subject to a monetary cap and “baskets” that specify a dollar-denominated amount, at least as favorable to the Borrower and its restricted subsidiaries as the SSN Indenture; it being understood and agreed that the Term B Facility Documentation shall (a) be negotiated promptly in good faith and taking into account the timing of the syndication of the Term B Facility, (b) not be subject to any conditions to the availability and initial funding of the Term B Facility on the Closing Date other than as described above under the heading “Conditions Precedent to Initial Borrowings on the Closing Date”, (c) contain only those mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default expressly set forth in this Exhibit B (as modified by the “Market Flex Provision” in the Fee Letter), in each case, with standards, qualifications, thresholds, exceptions for materiality and “baskets” of the type consistent (where applicable) with the Documentation Precedent and (d) include modifications to the Documentation Precedent to (I) give due regard to differences related to the Borrower and its restricted subsidiaries and their business, (II) reflect reasonable administrative and operational requirements of the Administrative Agent, (III) reflect changes in law or accounting standards since the date of the Documentation Precedent, (IV) include SOFR borrowing and replacement mechanics reasonably satisfactory to the Administrative Agent and (V) reflect changes to remove the revolving facility, related mechanics and financial covenant contained in the Documentation Precedent (collectively, the “Documentation Considerations”).

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, with respect to certain customary affirmative covenant, Holdings), subject to exceptions and qualifications to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern on a consolidated basis (other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) and an annual budget; quarterly compliance certificates of the most recently ended quarter; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain public ratings (but not a specific rating); compliance with laws; compliance with PATRIOT Act, FCPA and any applicable anti-corruption laws, including Beneficial Ownership Regulation, OFAC and other laws with respect to sanctions; provision of updated customary KYC information; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.
Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of paragraph 13, Holdings), subject to other baskets, exceptions and qualifications to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations:
1. Limitation on non-ordinary course dispositions of assets.
2. Limitation on mergers and acquisitions.

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt, which shall include exceptions for (i) a general basket of up to the greater of $100.0 million and 25% of consolidated EBITDA, (ii) a ratio-based basket permitting restricted payments in the form of dividends and stock repurchases, so long as the Net Total Leverage Ratio does not exceed 3.00:1.00 and no event of default then exists (the “Ratio-Based RP Basket”), (iii) a ratio-based basket permitting redemptions and prepayments of subordinated debt, so long as the Net Total Leverage Ratio does not exceed 3.00:1.00 and no event of default then exists, (iv) subject to certain conditions, restricted payments made using the Cumulative Credit (which shall be defined in the Term B Facility Documentation consistent with the Documentation Considerations and shall include (x) a starter basket of up to the greater of $50.0 million and 8% of consolidated EBITDA and (y) a builder basket based on 50% of cumulative Consolidated Net Income from November 2, 2020) and (v) a basket for restricted payments in an amount equal to the greater of (x) $150.0 million and (y) 7.0% of market capitalization in any calendar year.
4. Limitation on indebtedness, which shall include exceptions for (i) revolving indebtedness of up to $500.0 million under the Existing Credit Agreement (including letters of credit thereunder) and (ii) indebtedness of the Borrower and the Guarantors under the SSN Indenture in aggregate principal amount of $440.0 million.
5. Limitation on loans and investments, which shall include a ratio-based basket permitting investments, so long as the Net Total Leverage Ratio does not exceed 3.00:1.00 and no event of default then exists.
6. Limitation on liens.
7. Limitation on transactions with affiliates.
8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.
9. Limitation on sale/leaseback transactions.
10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.
11. Limitation on changes to fiscal year.
12. Limitation on modifications to organizational documents and material subordinated debt documents.
13. Limitation on the activity of Holdings.
Financial Covenant:	None.

Events of Default:	Only the following (subject to thresholds and grace periods to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations and applicable to Holdings, the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and Change in Control.
Unrestricted Subsidiaries:	The Term B Facility Documentation will contain provisions pursuant to which, subject to usage of investment capacity under the Term B Facility Documentation, and for so long as no event of default would result therefrom, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Borrower (other than the Borrower or any parent entity of the Borrower) as an “unrestricted subsidiary” and, so long as no event of default would result therefrom, subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Term B Facility Documentation, and the results of operations, indebtedness and cash on hand of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Term B Facility Documentation.
Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Considerations; provided that, any modification to the waterfall provision set forth in the Existing First Lien Intercreditor Agreement shall require the consent of each Lender adversely affected thereby.
Cost and Yield Protection:	Usual for facilities and transactions of this type (including, without limitation, customary provisions relating to Dodd-Frank and Basel III) and consistent with the Documentation Considerations.
Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Term B Facility with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which the Borrower will be deemed to have consented 10 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Administrative Agent (subject to exceptions to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations). Each assignment, in the case of the Term B Facility, will be in an amount of an integral multiple of $1,000,000. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein and in the Term B Facility Documentation consistent with the Documentation Principles. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral (other than in connection with any release of the relevant Guarantees or Collateral permitted by the Term B Facility Documentation) and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Institution list is made available to all Lenders, participations; provided that regardless of whether the Disqualified Institution list has been made available to all Lenders, no Lender may sell participations in loans or commitments to Disqualified Institutions without the consent of the Borrower if the Disqualified Institution list has been made available to such Lender) shall not be permitted to Ineligible Institutions (the list of which may be updated from time to time after the Closing Date with respect to competitors of the Borrower and will remain on file with the Administrative Agent and not be subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any assignment or participation interest in the Term B Facility to the extent such assignment or participation interest was acquired by a party that was not a Disqualified Institution at the time of such assignment or participation, as the case may be; provided, further that the Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing or whether the Borrower otherwise has a consent right.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions to be set forth in the Term B Facility Documentation consistent with the Documentation Considerations.

Non-Pro Rata Repurchases:	Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding amounts under the Term B Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled, (iii) no proceeds of revolving loans under the Existing Credit Agreement shall be utilized to fund such purchases and (iv) no event of default would result therefrom.
Expenses and Indemnification:	Customary for transactions of this type and consistent with the Documentation Considerations.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent and Lead Arrangers:	White & Case LLP.

ANNEX I

Interest Rates:	The interest rates under the Term B Facility will be, at the option of the Borrower, Adjusted Term SOFR plus 4.25% per annum or ABR plus 3.25% per annum.
The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted Term SOFR borrowings.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the Alternate Base Rate, which is the highest of (a) the rate of interest quoted in the print edition of the Wall Street Journal, Money Rates Section as the prime rate as in effect from time to time (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted Term SOFR plus 1.00% per annum.

“Adjusted Term SOFR” means the Term SOFR Rate; provided that, in no event shall the Adjusted Term SOFR as so determined ever be less than 0.50% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means:

(a) for any calculation with respect to a SOFR loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (to be defined in the Term B Facility Documentation consistent with the Documentation Considerations) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

Annex I-1

(b)       for any calculation with respect to a Base Rate loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR (to be defined in the Term B Facility Documentation consistent with the Documentation Considerations).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Annex I-2

ANNEX II

Specified Modifications to Documentation Precedent 1

1.	“Cash Interest Expense”: revise the definition to include cash dividend payments made in respect of Disqualified Stock.

2.	“Cumulative Credit”: revise clauses (h) and (i) of the definition to limit increases to the amount invested in reliance on the Cumulative Credit (consistent with other clauses in such definition).

3.	Intercompany Debt (Section 6.01(e)): revise to remove Indebtedness owing to Holdings.

4.	Acquisition Debt (Section 6.01(h)): revise (i) to require that any such Indebtedness “incurred” (but not assumed) in connection with an acquisition (“Incurred Acquisition Debt”) will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term B Facility, (ii) to require that any Incurred Acquisition Indebtedness in the form of broadly syndicated floating rate term loans secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Term B Facility be subject to the MFN Provision (as the same may be modified pursuant to the “Market Flex Provisions” of the Fee Letter), (iii) to add a cap (shared with the non-Guarantor subsidiary cap on “Ratio Debt” described below) equal to the greater of $117.5 million and 0.25x of Adjusted EBITDA for the most recently ended Test Period, (iv) to permit Indebtedness assumed in connection with an acquisition only if it is not incurred or created in contemplation of such acquisition and (v) to make the ratio-based financial tests align with those applicable to Incremental Facilities (after giving to any modification required pursuant to the “Market Flex Provisions” of the Fee Letter).

5.	Ratio Debt (Sections 6.01(q), (r) and (s)): revise (i) to require that any such Indebtedness will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the Term B Facility, (ii) to require that any Ratio Debt in the form of broadly syndicated floating rate term loans secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Term B Facility be subject to the MFN Provision (as the same may be modified pursuant to the “Market Flex Provisions” of the Fee Letter), (iii) to add a cap (shared with the non-Guarantor subsidiary cap on Incurred Acquisition Debt above) equal to the greater of $117.5 million and 0.25x of Adjusted EBITDA for the most recently ended Test Period and (v) to make the applicable ratio-based financial tests align with those applicable to Incremental Facilities (after giving to any modification required pursuant to the “Market Flex Provisions” of the Fee Letter).

6.	Incremental Equivalent Debt (Section 6.01(z)): revise to require that any such Indebtedness be subject to the same terms as the Incremental Facilities as set forth in Exhibit B to the Commitment Letter, including (i) limitations on tenor and weighted average life to maturity, (ii) the MFN Provision (as the same may be modified pursuant to the “Market Flex Provisions” of the Fee Letter) and (iii) the requirements with respect to obligors and collateral guaranteeing or securing, as applicable, such Indebtedness.

[1]	Capitalized terms used herein (but not defined herein or in the Commitment Letter), shall have the meanings provided in the Documentation Precedent. Section references herein refer to sections in the Documentation Precedent.

Annex II-1

7.	Unlimited Liens on non-Collateral (Section 6.02(qq)): remove.

8.	Parent Company Expenses (Section 6.06(b)(i)): revise to require any such expenses be attributable to the Borrower and its Subsidiaries.

9.	Defaults by non-Loan Parties (Section 7.01(e)): remove “(or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement)”.

10.	Affiliated Lenders (Section 9.04 and 9.21): remove provisions of the Documentation Precedent permitting Affiliated Lenders to become party to the Term B Facility Documentation as Lenders.

Annex II-2